Shearson Financial Network, Inc. Posts Profit for Second Quarter

LAS VEGAS, NV -- (MARKET WIRE) – 8/14/07 -- Shearson Financial Network, Inc. (OTCBB: SFNN) (www.sfnncorp.com) announced today that it has posted an operating profit for the second quarter ending June 30, 2007 of $322,309. The Company’s net income for the quarter after accounting for interest expense, debt discount expense and minority shareholder interest was $176,753.  For the six month period the company posted a net loss of $610,571.

Second Quarter Results

Net revenues from origination and/or sale of loans increased 10% or $152,182 to $1,679,763 for the quarter ended June 30, 2007 from $1,527,581 for the quarter ended June 30, 2006.  Total operating expenses decreased $116,755 or 9.2% to $1,156,892 for the quarter ended June 30, 2007, from $1,273,647 for the quarter ended June 30, 2006.  Income from operations increased $517,685 or 265%, to $322,309 for the quarter ended June 30, 2007 as compared to a loss from operations of $195,376 for the quarter ended June 30, 2006.

Six Month Results

Net revenues from origination and/or sale of loans increased 63.1% or $1,085,236 to $2,084,036 for the six months ended June 30, 2007 from $1,718,000 for the six months ended June 30, 2006.  Total operating expenses decreased $1,440,786 or 35.3% to $2,643,335 for the six months ended June 30, 2007 as compared to $4,084,121 for the six months ended June 30, 2006.  The decrease is related to a reduction in wages of $428,084 or 27.3%, a decrease in professional fees of $1,211,313 or 70% and a decrease in depreciation of $28,922 or 9.4%, offset by an increase in SGA of $227,533 or 47.4%.  The decrease is attributable to the reduction in work force and the stabilization of professional fees, offset by the increase in SGA which is related to the acquisition of 85% of Allstate Home Loans, Inc. Income from operations increased $2,578,034 or 890%, from a loss from operations of $2,891,866 for the six months ended June 30, 2006. to a loss of $313,832 for the six months ended June 30, 2007 as compared to a loss from operations of $2,891,866

Shearson Home Loans, the Company’s mortgage banking and brokerage subsidiary posted its 18th consecutive quarter with an operating profit for the period ending June 30, 2007 of $862,457. Six month net income results for Shearson Home Loans was a profit of $929,369.

"We are pleased with our operating results for the quarter and for the six months ending June 30, 2007. Our company has made difficult decisions and our team has pulled together during this difficult time in our industry when so many of our friends are no longer here” stated Michael Barron, Chairman & CEO. “It’s been a tough time for mortgage companies, perhaps the worst of all time, but we fee we have done the things necessary to remain a profitable enterprise.”  He continued. “Our strategy is to continue the things that got us here and focus on the fundamentals of our business – good sound low risk mortgage origination.”

Shearson Financial Network, Inc. reported net income of $2.8 million for the year ending December 31, 2006 and the company's operating unit, Shearson Home Loans, contributed $1.6 million to earnings. The value of Assets held by SFNN increased to $30.6 million for the year ended December 31, 2006 from $4.4 million in 2005, an increase of 590%. Net worth increased to $6.4 million from $(7.8) million during the same period, representing an increase of $14.2 million. Revenue from the originations of loans increased 25% or $1.7 million to $8.5 million. Earnings per share for the year ended December 31, 2006 was $0.02 as compared to a loss per share of $0.50 from the year ended December 31, 2005.

About Shearson Financial Network, Inc.

The company is a consolidator of independent mortgage brokerages. Shearson operates 17,538 sq. ft. of branch office space licensed in 33 states. The company currently is seeking new branches for its growing network. For more information, please visit the company's website at www.shearsonfinancialnetwork.com, www.sfnncorp.com or www.shearsonhomeloans.com.

Statements in this press release other than statements of historical fact, including statements regarding the company's plans, beliefs, and estimates as to projected results and market size are "forward-looking statements." Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the company's SEC filings, and actual results could differ materially. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent of obligation to update these forward-looking statements.

CONTACT:
Shearson Financial Network, Las Vegas, Nevada.
Michael Barron
702-868-7922